Exhibit 5.1

February 25, 2014

Lennar Corporation

700 N.W. 107th Avenue

Miami, FL 33172

Re:	4.500% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as counsel to Lennar Corporation (the “Company”), a Delaware corporation, in connection with the issuance and sale of an additional $100,000,000 of the Company’s 4.500% Senior Notes due 2019 (the “Notes” and, together with the guarantees of the Notes, the “Securities”), in a transaction registered under the Securities Act of 1933, as amended (the “Act”), in an automatic shelf registration statement on Form S-3 (File No. 333-179288) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), that became effective on January 31, 2012, which includes a base prospectus (the “Base Prospectus”), and were offered by the Base Prospectus and a prospectus supplement dated February 25, 2014, which has been filed with the Commission pursuant to Rule 424(b) under the Act.

The Securities have are being sold pursuant to an Underwriting Agreement, dated as of February 25, 2014 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., as underwriter, the Company and the guarantors listed on Schedule I to the Underwriting Agreement (the “Subsidiary Guarantors”), each of which is a registrant with regard to the Registration Statement. The Securities are being issued under an indenture dated as of December 31, 1997 (the “Base Indenture”), as it has been supplemented and amended by an eighth supplemental indenture dated as of February 12, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Subsidiary Guarantors and The Bank of New York Mellon, as trustee.

In connection with rendering the opinions set forth below, we have examined (i) the Underwriting Agreement, (ii) the Indenture including the Supplemental Indenture that is part of the Indenture, and (iii) resolutions of the board of directors of the Company relating to the issuance and sale of the Notes. In examining those documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals and the conformity to the respective originals of all documents submitted to us as certified or reproduced copies.

Our opinion set forth below is limited to the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that the Securities, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the underwriter in accordance with the terms of the Underwriting Agreement, will constitute binding obligations of the Company and of the Subsidiary Guarantors while their guarantees are in effect as provided in the Indenture.

We consent to the filing of this opinion as an exhibit to a Report on Form 8-K of the Company and to the reference to us under the caption “Legal Matters” in the prospectus supplement described above. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP